UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Bradley Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF COMBINED 2005 AND 2006 ANNUAL MEETING OF STOCKHOLDERS

To be held on July 18, 2006

To Our Stockholders:

You are cordially invited to attend our Combined 2005 and 2006 Annual Meeting of Stockholders, which will be held on Tuesday, July 18, 2006 at 9:00 a.m., eastern time, at the Sheraton Parsippany Hotel, 199 Smith Road, Parsippany, New Jersey 07054, for the following purposes:

1.                To elect nine directors, three by the holders of the common stock voting separately as a class and six by the holders of the Class B common stock voting separately as a class, to serve until the next Annual Meeting of Stockholders or until their respective successors have been elected or appointed; and

2.                To consider and act upon such other matters as may properly come before the meeting or any adjournment(s) thereof.

Only stockholders of record of our common stock and Class B common stock at the close of business on June 6, 2006 shall be entitled to receive notice of, and to vote at, the meeting and any adjournment(s) thereof. A Proxy, Proxy Statement and our 2005 Annual Report on Form 10-K are enclosed herewith.

If you do not expect to be present, you are requested to fill in, date and sign the accompanying Proxy, which is solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed envelope to make sure that your shares are represented at the meeting. You are also able to vote your shares on the internet. In the event you decide to attend the meeting in person, you may, if you desire, revoke your Proxy and vote your shares in person, provided you have acceptable proof of ownership.

By Order of the Board of Directors,

DANIEL GLASSMAN
Chairman, President and CEO
Dated: June 8, 2006

YOUR VOTE IS IMPORTANT. IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE VOTE.
YOU MAY VOTE BY INTERNET OR BY COMPLETING, DATING, SIGNING AND RETURNING THE
ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

TABLE OF CONTENTS

About the Meeting	1
Proposal One: Election of Directors	5
Nominees for Election by the Holders of Common Stock	5
Nominees for Election by the Holders of Class B Common Stock	6
Directors and Executive Officers	8
Certain Board Information	9
Committees of the Board	9
Corporate Governance Information	11
Executive Sessions	11
Communications with Directors	11
Independent Directors	11
Procedure for Stockholder Proposals and Nomination of Directors	12
Identifying and Evaluating Nominees for Director	13
Director Qualifications	13
Codes of Ethics and Corporate Governance Guidelines	13
Security Ownership of Certain Beneficial Owners and Management	14
Executive Compensation	16
Summary Compensation Table	16
Stock Options	17
Option Grants in 2005	17
Aggregated Option Exercises in 2004 and 2005 and Year-End Option Values at December 31, 2004 and 2005	18
Equity Compensation Plan Information for 2004 and 2005	19
Employment Contracts and Termination of Employment and Change-in-Control Arrangements	19
Other Compensation Plans	21
Compensation of Directors	21
Compensation Committee Report for 2004 and 2005	22
Section 16(a) Beneficial Ownership Reporting Compliance	24
Related Party Transactions	24
Compensation Committee Interlocks and Insider Participation	25
Comparative Stock Performance	26
Independent Registered Public Accounting Firm Matters	27
Report of the Audit Committee	28
Annual Report and Company Information	30
Miscellaneous	30

383 Route 46 West
Fairfield, New Jersey 07004

PROXY STATEMENT
FOR
COMBINED 2005 AND 2006 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on July 18, 2006

ABOUT THE MEETING

When and where will the meeting be held?

The Combined 2005 and 2006 Annual Meeting of Stockholders of Bradley Pharmaceuticals, Inc. (together with its subsidiaries, the “Company”) will be held at 9:00 a.m., eastern time, on Tuesday, July 18, 2006, at the Sheraton Parsippany Hotel, 199 Smith Road, Parsippany, New Jersey 07054, and at any adjournment(s) thereof (the “2005/2006 Annual Meeting”).

Why is this a Combined 2005 and 2006 Annual Meeting of Stockholders?

Due to the Company’s delay in completing and filing with the Securities and Exchange Commission (the “SEC”) the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, and its Annual Report on Form 10-K for the year ended December 31, 2005, and related auditors’ reports, the Company postponed its 2005 annual meeting of stockholders. Accordingly, the meeting for which this solicitation is being made has been called the 2005/2006 Annual Meeting.

What is the purpose of the 2005/2006 Annual Meeting?

You will be asked to consider and vote upon the election of nine directors, three by the holders of the common stock voting separately as a class and six by the holders of the Class B common stock voting separately as a class, to serve until the next Annual Meeting of Stockholders. The Board of Directors is not aware of any other matters to be presented for action at the 2005/2006 Annual Meeting. However, if other matters are presented for a vote and you grant a proxy, the person named as proxy holder, Alan Wolin, Ph.D. (Secretary of the Company), will have the discretion to vote your shares on any additional matters properly presented for a vote at the 2005/2006 Annual Meeting. Additionally, if, for any unforeseen reason, any of our nominees is not available as a candidate for director, the person named as proxy holder will vote your proxy for such other candidate or candidates as may be nominated by our Board of Directors.

(1)          In this Proxy Statement, the terms “we”, “our”, “Bradley” and the “Company” each refer to Bradley Pharmaceuticals, Inc. together with its subsidiaries.

When will this Proxy Statement be sent to stockholders?

This Proxy Statement is first being sent to stockholders on or about June 9, 2006. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, containing financial statements for the year ended December 31, 2005, has also been enclosed in the same mailing with this Proxy Statement.

Who is entitled to vote?

Only stockholders of record at the close of business on Tuesday, June 6, 2006, the record date for the 2005/2006 Annual Meeting (the “Record Date”), are entitled to receive notice of and to participate in the 2005/2006 Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you owned on that date.

Who is soliciting my vote?

Your vote is being solicited by and on behalf of the Company’s Board of Directors.

Who pays for the solicitation of my vote?

The Company pays the costs of soliciting your vote, including the costs of mailing.

How will my vote be solicited?

Proxies will be solicited by the use of the mails and may also be solicited personally, or by telephone, telecopy or telegram, by directors, officers and employees of the Company. No directors, officers or employees of the Company will receive additional compensation for soliciting proxies.

The Company will (i) request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries as record holders to forward the solicitation materials to the beneficial owners of the Company’s common stock and Class B common stock, (ii) furnish the number of copies necessary for these record holders to supply the materials to the beneficial holders and (iii) reimburse the reasonable forwarding expenses incurred by these record holders.

How many votes can be cast by the holders of our common stock and Class B common stock?

On June 6, 2006, the Record Date, there were 16,845,084 shares of the Company’s common stock and 429,752 shares of the Company’s Class B common stock outstanding. The holders of common stock and Class B common stock are generally entitled to one vote and five votes, respectively, for each share held on the Record Date, but with respect to the election of directors, so long as there are at least 325,000 shares of Class B common stock issued and outstanding, holders of Class B common stock, voting separately as a class, are entitled to elect the sum of one plus one-half of the total number of directors and holders of common stock, voting separately as a class, are entitled to elect the balance of the directors.

How many votes must be present to hold the meeting?

A quorum of each of the common stock and Class B common stock must be present. A “quorum” is a majority (more than half) of the outstanding shares eligible to vote on the particular matter. They may be present at the meeting or represented by proxy. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the 2005/2006 Annual Meeting, but will not be counted for purposes of calculating a plurality. If a quorum of each of the common stock and Class B common stock is not present at the 2005/2006 Annual Meeting, it may be adjourned from time to time until such quorum is present or represented by proxy.

How many votes are required for the election of directors?

The affirmative vote of a plurality of the shares of the Company’s common stock or Class B common stock, as the case may be, represented in person or by properly executed proxy, is required to approve the election of the Company’s nominees for election by such shares of stock. At the 2005/2006 Annual Meeting, the holders of common stock are entitled to elect three directors and the holders of Class B common stock are entitled to elect six directors.

How many votes are required for other matters that may properly come before the meeting?

The affirmative vote of a majority in voting interest of the Company’s common stock and Class B common stock, voting together as a class, present or represented and entitled to vote is required for all other business that may properly come before the 2005/2006 Annual Meeting or any adjournments.

How do I vote?

You can vote either in person at the 2005/2006 Annual Meeting or by proxy without attending the 2005/2006 Annual Meeting. To vote by proxy, you must:

•       fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope;

or

•       vote by internet.

What if I return my proxy card and don’t vote on a matter listed on it?

If you return a proxy card without indicating your vote, your shares will be voted For the director nominees listed on the card and in the discretion of the person named in the proxy on any other matters that may be properly brought before the meeting.

Can I change my vote?

Yes. Just send in a new proxy card with a later date, cast a new vote by internet, or send a written notice of revocation to the Company’s Secretary at the address on the cover page of this Proxy Statement. If you attend the 2005/2006 Annual Meeting and want to vote in person, you can request that your previously submitted proxy not be used. If your shares are held through a broker, bank or other institution in “street name”, you will need to obtain a proxy form from the institution that holds your shares.

How are the votes counted?

The votes are counted as received by an automated system administered by ADP Investor Services. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the existence of a quorum. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders and will have the effect of a vote against proposals, other than the election of directors. Broker non-votes will not be counted for purposes of determining whether the proposals have been approved and will not be counted as votes for or against such proposal. A broker non-vote occurs when a nominee holding shares for a beneficial owner expressly does not vote on a particular matter because the nominee does not have discretionary voting power with respect to the matter and has not received instructions from the beneficial owner.

Who will serve as inspector of election?

A representative of American Stock Transfer & Trust Company, our transfer agent, will act as inspector of election at the 2005/2006 Annual Meeting.

Can I access the Company’s proxy materials and annual report electronically?

This Proxy Statement and the Company’s 2005 Annual Report on Form 10-K are available on its internet web site at www.bradpharm.com.

What is “householding” and how does it affect me?

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements that permits the Company, with your permission, to send a single set of these proxy materials to any household at which two or more stockholders reside if the Company believes they are members of the same family. A separate proxy card would still be mailed to each stockholder at the same address. This rule is called “householding” and its purpose is to help reduce printing and mailing costs of proxy materials. To date, the Company has not instituted this procedure, but may do so in the future.

A limited number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of the Company’s common stock or Class B common stock, you may have received householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this Proxy Statement or our 2005 Annual Report on Form 10-K, or wish to revoke your decision to household. These options are available to you at any time.

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Company’s Board of Directors shall consist of such number of directors as shall be determined by the Board of Directors from time to time, which number is currently set at nine.

The Company’s Certificate of Incorporation provides that the holders of common stock and Class B common stock are entitled to one vote and five votes, respectively, for each share held on the Record Date, but with respect to the election of directors, so long as there are at least 325,000 shares of Class B common stock issued and outstanding (which there were as of the Record Date), holders of Class B common stock, voting separately as a class, are entitled to elect the sum of one plus one-half of the total number of directors and holders of common stock, voting separately as a class, are entitled to elect the balance of the directors. Thus, the holders of the Class B common stock are entitled to elect six of the directors, and the holders of the common stock are entitled to elect three of the directors, by a plurality of the shares of such class present in person or by proxy at the 2005/2006 Annual Meeting, assuming a quorum is present. A quorum of the common stock and a quorum of the Class B common stock each require the presence in person or by proxy of a majority of the outstanding shares of such class.

Unless otherwise specified, all proxies received will be voted in favor of the election of the nominees of the Board of Directors named below as directors of the Company for the class of stock represented by that proxy. All of the nominees are presently directors of the Company. The term of the current directors expires at the 2005/2006 Annual Meeting. Should any of the nominees not remain a candidate for election at the date of the 2005/2006 Annual Meeting (which contingency is not now contemplated or foreseen by the Board of Directors), proxies solicited hereunder will be voted in favor of those nominees who do remain candidates and may be voted for substitute nominees selected by the Board of Directors. Assuming a quorum is present with respect to each of the common stock and Class B common stock, a vote of a majority of the shares of common stock present, in person or by proxy, at the 2005/2006 Annual Meeting, is required to elect the nominees for election by the holders of common stock as directors and a vote of a majority of the shares of Class B common stock present, in person or by proxy, at the 2005/2006 Annual Meeting, is required to elect the nominees for election by the holders of Class B common stock as directors.

Nominees for Election by the Holders of Common Stock

Steven Kriegsman

Steven Kriegsman, age 64, has served as one of our directors since June 2003, and as Chairman of the Audit Committee since November 2004. Mr. Kriegsman has been a director, President and Chief Executive Officer of CytRx Corporation (Nasdaq: CYTR) since July 2002. Mr. Kriegsman previously served as a director and the Chairman of Global Genomics since June 2000. Mr. Kriegsman is Chairman and founder of Kriegsman Capital Group LLC, a financial advisory firm specializing in the development of alternative sources of equity capital for emerging growth companies. Mr. Kriegsman has advised such companies as Closure Medical Corporation, Novoste Corporation, Miravant Medical Technologies, Maxim Pharmaceuticals and Supergen Inc. Mr. Kriegsman has a B.S. degree from New York University in Accounting and completed the Executive Program in Mergers and Acquisitions at New York University, The Management Institute.

William J. Murphy

William J. Murphy, age 62, has served as one of our directors since February 2006. From 1997 to 2005, Mr. Murphy was with Computer Horizons Corp., serving first as Executive Vice President and Chief Financial Officer. Beginning in March 2003 until October 2005, Mr. Murphy served as President and CEO. From 1980 to 1997, Mr. Murphy was with the accounting firm of Grant Thornton LLP, which he joined as Senior Audit Manager and advanced to the role of partner in charge of its New Jersey practice in 1990. Previously, Mr. Murphy served as Senior Audit Manager for the accounting firm of Price Waterhouse. Mr. Murphy is a member of the New Jersey State Society of CPAs, the American Institute of Certified Public Accountants and the Financial Executives Institutes.  Mr. Murphy also serves as a Director of the Commerce and Industry Association of New Jersey, a not-for-profit pro-business organization. Mr. Murphy received his B.S. degree from Seton Hall University, majoring in Accounting.

Alan Wolin, Ph.D.

Alan Wolin, Ph.D., age 73, has served as one of our directors since May 1997 and Secretary since February 2004. Since 1988, Dr. Wolin has served as an independent consultant to numerous companies in the food, drug and cosmetic industries. Prior to 1987, Dr. Wolin served in various capacities for Mars, Inc., the world’s largest candy company, including as Director of Consumer Quality Assurance and Quality Coordination. In this position, Dr. Wolin was responsible for overseeing product quality and addressing public health issues relating to Mars, Inc.’s products. Dr. Wolin received his B.S., M.S. and Ph.D. from Cornell University.

Nominees for Election by the Holders of Class B Common Stock

C. Ralph Daniel, III, M.D.

C. Ralph Daniel, III, M.D., age 54, has served as one of our directors since June 2003. Since 1981, Dr. Daniel has been in private practice and a member of the clinical staff at the University of Mississippi Medical Center, Jackson, MS, where he has also held the position of Clinical Professor of Medicine (Dermatology) at that institution from 1991. As of 2005, Dr. Daniel has also served as Clinical Associate Professor of Dermatology at the University of Alabama, Birmingham. Dr. Daniel has served in numerous leadership positions in the American Academy of Dermatology, including as a member of the editorial board of the Journal of the AAD and the Bioterrorism Task Force. Dr. Daniel is author or co-author of over 100 publications, among which are dermatology texts, book chapters and articles. Dr. Daniel holds an M.D. from the University of Mississippi.

Andre Fedida, M.D.

Andre Fedida, M.D., age 51, has served as one of our directors since May 2002. Dr. Fedida is a doctor of gastroenterology currently practicing in Newark, New Jersey. He is also currently on faculty as Assistant Professor of Medicine at Seton Hall University and Saint Michael’s Medical Center. Dr. Fedida performed his internship, residency and fellowship at Saint Michael’s Medical Center in Newark, New Jersey. Dr. Fedida is a member of the American Medical Association, American College of Physicians, American College of Gastroenterology and the American Society of Gastrointestinal Endoscopy. Dr. Fedida received his B.S. from City University of New York at Queens College and received his M.D. from Saint George University. Dr. Fedida is Mr. Michael Fedida’s brother.

Michael Fedida, R.Ph.

Michael Fedida, R.Ph., age 59, has served as one of our directors since April 2004. Mr. Fedida is a registered pharmacist and has served for the past fifteen years as an officer and director of several retail pharmacies wholly or partially owned by him, including J&J Pharmacy, J&J St. Michael’s Pharmacy Inc.,

Classic Pharmacy, Perfect Pharmacy and Phoster Pharmacy. Mr. Fedida has served on the Board of Directors of Watson Pharmaceuticals, Inc., a California based specialty pharmaceutical company, since 1995. From 1988 to 1995, Mr. Fedida served on the Board of Directors of Circa Pharmaceuticals, Inc. Watson acquired Circa in 1995. Mr. Fedida is Dr. Andre Fedida’s brother.

Daniel Glassman

Daniel Glassman, age 64, is our founder and has served as our Chairman of the Board and Chief Executive Officer since the Company’s inception in January 1985. Mr. Glassman, a registered pharmacist, has also served as our President since February 1991. Mr. Glassman has had an over 35-year career in the pharmaceutical industry, including executive managerial positions with companies and major specialty advertising agencies serving the largest pharmaceutical companies. In 1995, Mr. Glassman was awarded the Ernst & Young LLP Entrepreneur of the Year in New Jersey, and in 2005, Mr. Glassman was awarded the degree of Doctor of Humane Letters by the New York College of Podiatric Medicine in recognition of his contributions to medical education.

Iris Glassman

Iris Glassman, age 63, has served as our Treasurer since the Company’s inception in 1985. Mrs. Glassman, the spouse of Mr. Daniel Glassman, has also served as one of our directors since January 1985.  Mrs. Glassman has over 25 years of diversified administrative and financial management experience. For more than the past 25 years, Mrs. Glassman has served as a senior executive in several privately held companies engaged in the medical publication and market research industries. Mrs. Glassman received her B.S. from the City College of New York.

Leonard S. Jacob, M.D., Ph.D.

Leonard S. Jacob, M.D., Ph.D., age 57, has served as one of our directors, and as Chairman of the Nominating and Corporate Governance Committee, since February 2006. Dr. Jacob founded InKine Pharmaceutical Company, Inc. in 1997 and served as Chairman and CEO from its founding until the company was acquired by Salix Pharmaceuticals in September 2005. In 1989, Dr. Jacob co-founded Magainin Pharmaceuticals and served as the company’s Chief Operating Officer until 1996. From 1980 to 1989, Dr. Jacob served in a variety of executive roles, including Worldwide Vice President of SmithKline & French Labs (now Glaxo-SmithKline), and as a member of their Corporate Management Committee. Dr. Jacob currently serves as Chairman of Life Science Advisors, a consulting group to the healthcare industry, and on the Board of Directors for the Colon Cancer Alliance and the Board of Overseers for Temple University School of Medicine. Dr. Jacob also serves on the Boards of MacroMed, Inc. and Glyconix Corp., both private drug delivery companies. In addition, Dr. Jacob is a founding Director of the Jacob Internet Fund, a publicly traded Mutual Fund.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE FOR DIRECTOR. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.

Directors and Executive Officers

Our directors and executive officers, and their ages are as follows:

Name	Age	Position(s)
Daniel Glassman	64	Chairman of the Board, President and Chief Executive Officer
C. Ralph Daniel, III, M.D.	54	Director
Andre Fedida, M.D.(1)(2)(3)	51	Director
Michael Fedida, R.Ph. (1)(3)	59	Director and Chairman of the Compensation Committee
Iris Glassman	63	Treasurer and Director
Leonard S. Jacob, M.D., Ph.D.(3)	57	Director and Chairman of the Nominating and Corporate Governance Committee
Steven Kriegsman (2)	64	Director and Chairman of the Audit Committee
William J. Murphy (2)	62	Director
Alan Wolin, Ph.D. (1)(2)(3)	73	Secretary and Director
Bradley Glassman	32	Sr. Vice President, Sales and Marketing
Alan Goldstein	46	Vice President, Corporate Development
Ralph Landau, Ph.D.	45	Vice President, Chief Scientific Officer
R. Brent Lenczycki	34	Vice President, Chief Financial Officer
William Renzo	41	Vice President, Trade/Managed Care Relations

(1)          Member of Compensation Committee

(2)          Member of Audit Committee

(3)          Member of Nominating and Corporate Governance Committee

Our executive officers, excluding the officers who are also members of the Board of Directors, are as follows:

Bradley Glassman has served as our Senior Vice President, Sales and Marketing since January 2004. From July 2001 to December 2003, Mr. Glassman served as our Vice President, Sales and Marketing. From April 2000 through June 2001, Mr. Glassman served as our Vice President, Marketing. In addition, from January 1998 to March 2000, Mr. Glassman served as our Director of Corporate Development, and from May 1996 to December 1997, he served as a Corporate Development Analyst. Mr. Glassman received his B.A. and M.B.A. from Tulane University. Mr. Glassman is the son of Daniel and Iris Glassman.

Alan Goldstein has served as our Vice President, Corporate Development since March 2004. Mr. Goldstein joined us in June 2002 as Director, Corporate Development. From November 2000 to May 2002, Mr. Goldstein served as Counsel in the corporate department of the international law firm of Kaye Scholer LLP. From March 1998 to October 2000, Mr. Goldstein was a partner in the New York law firm of Winick & Rich, P.C. specializing in corporate finance matters. From January 1994 to February 1998, Mr. Goldstein was a partner in the New York law firm of Reid & Priest LLP, having worked previously as an associate at that firm and one of its predecessors, Spengler Carlson Gubar Brodsky & Frischling, since 1987. Mr. Goldstein received his B.A. from the University of Michigan and his J.D. from the University of Pittsburgh.

Ralph Landau, Ph.D. has served as our Vice President and Chief Scientific Officer since January 2003. Dr. Landau joined us in October 2002 as Vice President, Manufacturing. From 2001 to 2002, Dr. Landau served as Director, Program Management/Business Development for Elan Pharmaceutical Technologies. From 1997 to 2001, Dr. Landau held the positions of Associate Director, with responsibilities in Drug Supply Management, Project Management and Process Technologies for Novartis Pharmaceuticals. Additionally, Dr. Landau has published articles in 28 peer-reviewed publications. Dr. Landau received his

B.S. from the New Jersey Institute of Technology and his Ph.D. from the University of Delaware, and serves on the advisory committees for Rutgers University and the New Jersey Institute of Technology.

R. Brent Lenczycki, CPA has served as our Vice President and Chief Financial Officer since January 2001. Since joining Bradley Pharmaceuticals in 1998, Mr. Lenczycki has held the positions of Manager of Finance and Purchasing, Director of Finance and Vice President, Finance. From 1995 to 1998, Mr. Lenczycki held positions in public accounting at Arthur Andersen LLP, and prior to 1995, as an internal auditor for Harrah’s Hotel and Casino. Mr. Lenczycki received his B.S. from St. Joseph’s University and his M.B.A. from Tulane University.

William Renzo has served as our Vice President of Trade/Managed Care Relations since November 2005. From 2003 to 2005, Mr. Renzo served as the General Manager of JOM Pharmaceutical Services, Puerto Rico, a subsidiary of Johnson & Johnson, where he designed and executed the reorganization of the company and managed Sales, Marketing, Human Resources, Financial and Administrative operations of the company. Mr. Renzo joined the sales department of Pfizer, Inc. in 1987 and advanced to the role of Area Manager, Mid-Atlantic Region in 1999. He was then appointed Pfizer’s General Manager, Puerto Rico and the Carribean in 2000, where he managed the company’s operations in Puerto Rico and 24 countries. Mr. Renzo holds a B.S. from Seton Hall University and an MBA Magna Cum Laude from Fairleigh Dickinson University.

Effective March 16, 2005, Michael Bernstein resigned as a member of our Board of Directors.

Certain Board Information

As a general matter, all Board members are expected to attend our Annual Meetings of Stockholders, unless an emergency prevents them from doing so. At our 2004 Annual Meeting of Stockholders, three members of our Board of Directors were present. During the years ended December 31, 2004 and 2005, there were eight and 15 meetings of the Board of Directors, respectively. In 2004, all directors attended at least 75% of these meetings and the meetings of the Committees of the Board of which they were members (or for the director who first joined the Board of Directors in 2004, held during the period that he served). In 2005, all directors attended at least 75% of these meetings and the meetings of the Committees of the Board of which they were members. The Board has an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under separate written charters that were adopted by our Board of Directors. The current charter for each of these committees is available on our web site at www.bradpharm.com.

Committees of the Board

Audit Committee.   The Audit Committee is comprised of directors that are independent of the management of the Company and independent of any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of their independent judgment as members of the Audit Committee. Each member of this Committee is independent within the meaning of SEC regulations, the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. The Audit Committee’s responsibilities include overseeing the adequacy and effectiveness of systems and controls in place to reasonably assure the fair presentation of our financial statements; appointing, dismissing and overseeing the qualifications and performance of and determining the compensation paid to the external auditors; reviewing and approving the scope of audits and related fees; interfacing directly with the external auditors and otherwise; monitoring compliance with legal and regulatory requirements; and reviewing and setting internal policies and procedures regarding audits, accounting and other financial controls. The current charter of the Audit Committee, which is available on our web site at www.bradpharm.com, provides a detailed description of its responsibilities. During 2004 and 2005, the Audit Committee held nine and 18 meetings, respectively. The current members of the Audit Committee are Mr. Kriegsman (Chair), Dr. Fedida, Dr. Wolin and Mr. Murphy. Mr. Kriegsman and Mr. Murphy are each qualified as an audit committee financial expert within the meaning of SEC regulations.

Under New York Stock Exchange rules, a director is not deemed independent if, among other factors, the director has been employed by the company’s auditor within the past year or, beginning November 4, 2004, employed by the company’s auditor within the past three years. Michael Bernstein, who previously served as Chairman of the Audit Committee beginning in January 2003, was previously employed by our auditor until December 2001 and he was disqualified as an independent director by that restriction for several weeks commencing November 4, 2004. Accordingly, in order to comply with the independence requirements for audit committee members, Mr. Bernstein resigned from the Audit Committee effective as of November 1, 2004 and Steven Kriegsman was appointed as a member and Chairman of the Audit Committee. Mr. Bernstein subsequently resigned as a director of the Company effective March 16, 2005.

Compensation Committee.   The Compensation Committee’s responsibilities include approving and evaluating the compensation of directors and officers; establishing policies to retain senior executives, with the objective of aligning the compensation of senior management with the business of the Company and the interests of the Company’s stockholders; and ensuring that the compensation policies of the Company meet or exceed all legal and regulatory requirements and any other requirements imposed on the Company by the Board. During 2004 and 2005, the Compensation Committee held two and four meetings, respectively. The current charter of the Compensation Committee, which is available on our web site at www.bradpharm.com, provides a detailed description of its responsibilities. The current members of the Compensation Committee are Mr. Fedida (Chair), Dr. Fedida and Dr. Wolin. All of the current members of the Compensation Committee are independent within the meaning of the listing standards of the New York Stock Exchange, SEC regulations and the Company’s Corporate Governance Guidelines. Daniel and Iris Glassman, who are not independent directors, had served on the Compensation Committee until January 2004. Michael Bernstein, who previously served as Chairman of the Compensation Committee beginning in February 2004, resigned as Chairman and a member of the Compensation Committee effective as of November 1, 2004 and Michael Fedida was appointed as Chairman and a member of the Compensation Committee.

Nominating and Corporate Governance Committee.   The Nominating and Corporate Governance Committee, formed in April 2004, is responsible for establishing criteria for membership on the Board of Directors, identifying individuals qualified to become members of the Board of Directors, reviewing and considering candidates to the Board of Directors selected by stockholders, conducting appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates to the Board of Directors, ensuring that the Audit, Compensation and Nominating and Corporate Governance Committees have the benefit of qualified and experienced “independent” directors, and developing and recommending to the Board of Directors a set of effective corporate governance policies and procedures applicable to the Company. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. All director candidates, including those recommended by stockholders, are evaluated on the same basis. Stockholders wishing to recommend director candidates for consideration by the Nominating and Corporate Governance Committee may do so by following the procedures set forth in “Corporate Governance Information - Procedure for Stockholder Proposals and Nomination of Directors.”  The Nominating and Corporate Governance Committee held no meetings in 2004, the year in which it was formed, and held four meetings during 2005. The current charter of the Nominating and Governance Committee, which is available on our web site at www.bradpharm.com, provides a detailed description of its responsibilities. The current members of the Nominating and Corporate Governance Committee are Dr. Jacob (Chairman), Dr. Fedida and Dr. Wolin. All of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the listing standards of the New York Stock Exchange, SEC regulations and the Company’s Corporate Governance Guidelines.

CORPORATE GOVERNANCE INFORMATION

Executive Sessions

Our non-management directors meet periodically in executive sessions to discuss such topics as they determine. The non-management directors will designate from time to time one non-management director to serve as the Presiding Director to chair these executive sessions of the Board of Directors. In addition, the Presiding Director will advise the Chairman of the Board of Directors and, as appropriate, committee chairs, with respect to agendas and information needs relating to Board and committee meetings; provide advice with respect to the selection of committee chairs; and perform such other duties as the Board of Directors may from time to time delegate to assist the Board of Directors in the fulfillment of its responsibilities.

Communications with Directors

Our Nominating and Corporate Governance Committee has created a process by which stockholders may communicate directly with non-management directors. Any stockholder wishing to contact non-management directors may do so in writing by sending a letter addressed to the name(s) of the director(s), c/o Secretary, Bradley Pharmaceuticals, Inc., 383 Route 46 West, Fairfield, New Jersey 07004. Communications will be distributed, as appropriate, to the named director(s) and possibly other directors or the entire Board of Directors, depending on the facts and circumstances outlined in the communication.

Independent Directors

Our Board of Directors has adopted the following director independence standards: (i) a director who is an employee, or whose immediate family member is an executive officer, of the Company may not be deemed independent until three years after the termination of such employment relationship; employment as an interim Chairman of the Board or Chief Executive Officer will not disqualify a director from being considered independent following that employment; (ii) a director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent until three years after he or she ceases to receive more than $100,000 in compensation; compensation received by a director for former service as an interim Chairman of the Board or Chief Executive Officer and compensation received by an immediate family member for service as a non-executive employee of the Company will not be considered in determining independence under this test; (iii) a director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company may not be deemed independent until three years after the end of the affiliation or the employment or auditing relationship; (iv) a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s current executive officers serve on that company’s compensation committee may not be deemed independent until three years after the end of such service or the employment relationship; and (v) a director who is an executive officer, general partner or employee, or whose immediate family member is an executive officer or general partner, of an entity that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, is the greater of $1 million or 2% of such other entity’s consolidated gross revenues, may not be deemed independent until three years after falling below that threshold. For purposes of these independence standards, the following terms have the following meanings: (y) “Affiliate” means any consolidated subsidiary of the Company and any other company or entity that controls, is controlled by or is under common control with the Company, as evidenced by the power to elect a majority of the board of directors or comparable governing body of such entity; and (z) “Immediate Family” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic help) sharing a person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

These independence standards meet the listing standards currently adopted by the New York Stock Exchange with respect to the determination of director independence. In accordance with these standards, a director must be determined to have no material relationship with us other than as a director. The standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with us or our independent registered public accounting firm. The Board of Directors has determined that every director, with the exception of Mr. Glassman and Mrs. Glassman, is currently independent within the meaning of SEC regulations, the listing standards of the New York Stock Exchange and our independence standards.

Mr.  Glassman is considered a non-independent director because of his position as a senior executive of Bradley. Mrs. Glassman is considered a non-independent director because her spouse, Mr. Glassman, is an executive officer of Bradley. See “Committees of the Board-Audit Committee” for additional information regarding director independence.

Procedure for Stockholder Proposals and Nomination of Directors

Stockholder proposals to be included in the Proxy Statement for the 2007 Annual Meeting of Stockholders must be received by us at our principal executive offices at Bradley Pharmaceuticals, Inc., 383 Route 46 West, Fairfield, New Jersey 07004 by no later than February 9, 2007. However, if our 2007 Annual Meeting is not held between June 18, 2007 and August 17, 2007, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials. The proposal should be submitted in writing and sent to the attention of the Secretary of the Company.

Nominations for director or other business proposals to be introduced at the 2007 Annual Meeting of Stockholders must be submitted in writing to the Secretary of the Company at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2007 Annual Meeting no later than February 9, 2007.

These advance notice provisions are in addition to, and separate from, the requirements imposed by the SEC regarding stockholder proposals.

A nomination for director should contain the following information about the nominee:

•       name and age;

•       business and residence addresses;

•       principal occupation;

•       the number of shares of common stock or Class B common stock beneficially owned by the nominee;

•       the information that would be required under the rules of the SEC in a Proxy Statement soliciting proxies for the election of such nominee as a director; and

•       a signed consent of the nominee to serve as a director of the Company, if elected.

Notice of a proposed item of business should include:

•       a description of the substance of, and the reasons for conducting, such business at the Annual Meeting;

•       the stockholder’s name and address;

•       the number of shares of common stock and Class B common stock beneficially owned by the stockholder (with supporting documentation where appropriate); and

•       any material interest of the stockholder in such business.

Identifying and Evaluating Nominees for Director

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates may be evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. All nominees for election to our Board of Directors this year currently serve as members of our Board of Directors.

Director Qualifications

Our Corporate Governance Guidelines contain criteria for membership on our Board of Directors. These criteria specify that members of the Board of Directors should at all times represent the interests of the stockholders of the Company, exhibit high standards of integrity, independence of thought, business judgment and leadership. Each director should be able to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending stockholder meetings and meetings of the Board of Directors and committees of which he or she is a member, and by reviewing in advance all meeting materials. Directors should encompass a range of talent, skill, industry knowledge and financial and accounting expertise sufficient to provide sound and prudent guidance with respect to all of the Company’s operations and interests.

Codes of Ethics and Corporate Governance Guidelines

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees in addition to a Supplemental Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Our Board of Directors has also adopted Corporate Governance Guidelines which address numerous director issues. The Code of Business Conduct and Ethics, Supplemental Code and Corporate Governance Guidelines may be found on our web site at www.bradpharm.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2006 (other than for Costa Brava Partnership III L.P., whose information is as of May 25, 2006, as explained in footnote 16 to the following table), regarding the ownership of our common stock and Class B common stock by (i) each director, (ii) the executive officers named in the Summary Compensation Table set forth elsewhere in this Proxy Statement, (iii) each beneficial owner of more than five percent of common stock and Class B common stock known by us and (iv) all directors and executive officers, as a group, and the percentage of outstanding shares of common stock and Class B common stock beneficially held by them on that date.

Since each share of Class B common stock may be converted at any time by the holder into one share of common stock, the beneficial ownership rules promulgated under the Securities Exchange Act of 1934, as amended, require that all shares of common stock issuable upon the conversion of Class B common stock by any stockholder be included in determining the number of shares and percentage of common stock held by such stockholder.

	Amount and Nature of Beneficial Ownership(1)(2)				Percent of Class(2)
Name and Address of Beneficial Owner	Common Stock		Class B Common Stock		Common Stock	Class B Common Stock
Daniel Glassman 383 Route 46 West Fairfield, New Jersey 07004	1,615,681	(3)	392,469	(4)	9.0%	91.3%
C. Ralph Daniel, III, M.D.	11,666	(5)	—		—	—
Andre Fedida, M.D.	19,999	(6)	—		—	—
Michael Fedida, R.Ph.	10,000	(7)	—		—	—
Iris Glassman	263,072	(8)	16,403	(9)	1.5%	3.8%
Leonard S. Jacob, M.D., Ph.D.	—		—		—	—
Steven Kriegsman	11,666	(10)	—		—	—
William J. Murphy	—		—		—	—
Alan Wolin, Ph.D.	80,440	(11)	—		*	—
Bradley Glassman	160,702	(12)	20,880		*	4.9%
Alan Goldstein	2,123		—		*	—
Ralph Landau, Ph.D.	16,118	(13)	—		*	—
R. Brent Lenczycki	100,397	(14)	—		*	—
William Renzo	—		—		—	—
Pequot Capital Management, Inc. 500 Nyala Farm Road Westport, CT 06880	940,000	(15)	—		5.2%	—
Costa Brava Partnership III L.P. 420 Boylston Street Boston, MA 02116	1,562,400	(16)	—		9.3%	—
All executive officers and Directors as a group (14 Persons)	2,291,864	(17)	429,752	(4)(9)	12.7%	100%

*                    Represents less than one percent

**             Michael Bernstein resigned as a director of the Company effective March 16, 2005. Mr. Bernstein beneficially owns no shares of common stock or Class B common stock.

(1)          Unless otherwise indicated, the stockholders identified in this table have sole voting and investment power with respect to the shares beneficially owned by them.

(2)                Each named person and all executive officers and directors, as a group, are deemed to be the beneficial owners of securities that may be acquired within 60 days of March 31, 2006 through the exercise of options, warrants or exchange or conversion rights. Accordingly, the number of shares and percentage set forth opposite each stockholder’s name under the columns common stock includes shares of common stock issuable upon exercise of presently exercisable warrants and stock options, options that vested within 60 days of March 31, 2006 and shares of common stock issuable upon conversion of shares of Class B common stock. The shares of common stock so issuable upon such exercise, exchange or conversion by any such stockholder are not included in calculating the number of shares or percentage of common stock beneficially owned by any other stockholder.

(3)                Includes 392,469 shares issuable upon conversion of a like number of shares of Class B common stock, 43,693 shares owned indirectly by Mr. Glassman through affiliates and 327,554 shares underlying presently exercisable options owned by Mr. Glassman or options that vested within 60 days of March 31, 2006. Mr. Glassman’s affiliates have disclaimed beneficial ownership over all of these shares. Mr. Glassman disclaims beneficial ownership over shares and options owned by his spouse, Iris Glassman.

(4)                Includes 9,733 shares owned indirectly by Mr. Glassman through affiliates. Mr. Glassman’s affiliates have disclaimed beneficial ownership over these shares. Does not include 16,403 shares beneficially owned by Iris Glassman, Mr. Glassman’s spouse.

(5)                Includes 11,666 shares of common stock underlying presently exercisable options or options that vested within 60 days of March 31, 2006.

(6)                Includes 19,999 shares of common stock underlying presently exercisable options or options that vested within 60 days of March 31, 2006.

(7)                Includes 10,000 shares of common stock underlying presently exercisable options or options that vested within 60 days of March 31, 2006.

(8)                Includes 16,403 shares issuable upon conversion of a like number of shares of Class B common stock, 4,000 shares owned indirectly by Mrs. Glassman through affiliates, 27,100 shares owned indirectly by Mrs. Glassman as trustee for her children’s and grandchildren’s trusts and 34,999 shares underlying presently exercisable options. Mrs. Glassman disclaims beneficial ownership over all shares beneficially owned by her spouse, Daniel Glassman.

(9)                Mrs. Glassman disclaims beneficial ownership over all shares of Class B common stock beneficially owned by her spouse, Daniel Glassman.

(10)         Includes 11,666 shares of common stock underlying presently exercisable options or options that vested within 60 days of March 31, 2006.

(11)         Includes 9,999 shares underlying presently exercisable options or options that vested within 60 days of March 31, 2006 and 17,500 shares owned indirectly by Dr. Wolin through affiliates.

(12)         Includes 20,880 shares issuable upon conversion of a like number of shares of Class B common stock. Of these shares, 60,000 shares underlie presently exercisable options or options that vested within 60 days of March 31, 2006.

(13)         Includes 15,000 shares of common stock underlying presently exercisable options or options that vested within 60 days of March 31, 2006.

(14)         Includes 82,265 shares of common stock underlying presently exercisable options or options that vested within 60 days of March 31, 2006.

(15)         Based upon the Schedule 13G filed with the SEC with an effective date of December 31, 2005.

(16)         Based upon the Schedule 13D filed with the SEC with an effective date of May 25, 2006. The Schedule 13D was filed jointly by (1) Costa Brava Partnership III L.P., (2) Roark, Rearden and Hamot, LLC, and (3) Seth W. Hamot.

(17)         See footnotes 3, 5, 6, 7, 8, 10, 11, 12, 13 and 14.

EXECUTIVE COMPENSATION

The following table shows all of our cash compensation paid, as well as certain other compensation paid or accrued, during the years ended December 31, 2005, 2004, 2003 and 2002 to Daniel Glassman, President and Chief Executive Officer and the Company’s five other paid executive officers. There were no long-term incentive plan payouts or other compensation paid during 2005, 2004, 2003 or 2002 to the executive officers named in the following table, except as set forth below:

Summary Compensation Table

	Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Restricted Stock	Restricted Stock (shares)	Bonus	Common Shares Underlying Options
Daniel Glassman	2005	$707,211	—	—	$110,703	200,000
President and	2004	$623,100	$50,000	2,094	$282,342	—
Chief Executive Officer	2003	$477,200	—	—	$615,400	—
	2002	$285,300	—	—	$218,800	315,000
Bradley Glassman	2005	$270,980	—	—	$20,750	100,000
Sr. Vice President	2004	$234,425	$35,000	1,466	$63,813	—
Sales and Marketing	2003	$201,700	—	—	$158,138	—
	2002	$146,200	—	—	$56,300	—
Alan Goldstein	2005	$233,900	—	—	$14,320	30,000
Vice President	2004	$191,692	$10,000	419	$25,638	—
Corporate Development	2003	$151,400	—	—	$58,900	—
	2002	$52,600	—	—	$12,900	3,000
Ralph Landau	2005	$235,375	—	—	$18,596	30,000
Vice President	2004	$210,016	$10,000	419	$37,471	—
Chief Scientific Officer	2003	$163,200	—	—	$119,500	—
	2002	$29,700	—	—	—	15,000
R. Brent Lenczycki	2005	$264,913	—	—	$22,650	80,000
Vice President	2004	$228,516	$20,000	838	$52,485	—
Chief Financial Officer	2003	$161,800	—	—	$114,500	—
	2002	$119,600	—	—	$46,800	—
William Renzo	2005	$11,519	—	—	—	20,000
Vice President	2004	N/A	N/A	N/A	N/A	N/A
Managed Care/ Trade	2003	N/A	N/A	N/A	N/A	N/A
Relations	2002	N/A	N/A	N/A	N/A	N/A

Mr. Renzo began his employment with us during November 2005.

We have no defined benefit or defined contribution retirement plans other than the 401(k) Plan established under Section 401(k) of the Internal Revenue Code of 1986, as amended. Contributions to the 401(k) plan are voluntary and all employees are eligible to participate. The 401(k) plan permits us to match employee contributions, and until December 31, 2004, we made matching contributions, at 25% of the first 6% of gross pay that each employee contributed to the plan. As of January 1, 2005, we make matching contributions as follows: (1) $0.25 on each $1.00 for up to 6% of contributions under two years of service, at time of match; (2) $0.50 on each $1.00 for up to 6% of contributions over two years but less than four years of service, at time of match; and (3) $0.75 on each $1.00 for up to 6% of contributions over four years of service, at time of match.

Stock Options

The Company’s stock option plans provide for the grant of stock options to key employees and key consultants. Options may be either incentive stock options or non-qualified stock options. The plans are administered by the Compensation Committee appointed by the Board of Directors or the entire Board of Directors.  There were no stock options granted during 2004 to any of the executive officers named in the Summary Compensation Table above.

The following table sets forth information concerning outstanding options to purchase shares of our common stock granted by us, during 2005, to our executive officers listed in the Summary Compensation Table above. Neither options to purchase shares of Class B common stock nor stock appreciation rights were granted by us during 2005. The exercise prices for all options reported below are not less than 100% of the per share market prices for common stock on their dates of grant.

Option Grants in 2005

	Number of	% of Total	Exercise
	Securities	Options	or		Potential Realized Value at
	Underlying	Granted to	Base		Assumed Annual Rates of
	Options	Employees	Price	Expiration	Stock Price Appreciation(1)
Name	Granted	in 2005	($/Sh)	Date	0% ($)	5% ($)	10% ($)
Daniel Glassman	200,000	20.02%	14.75	11/21/2010	0	3,422,987	4,319,388
Bradley Glassman	100,000	10.01%	13.41	11/21/2015	0	2,184,348	3,478,209
Alan Goldstein	30,000	3.00%	13.41	11/21/2015	0	655,304	1,043,463
Ralph Landau	30,000	3.00%	13.41	11/21/2015	0	655,304	1,043,463
R. Brent Lenczycki	80,000	8.01%	13.41	11/21/2015	0	1,747,478	2,782,567
William Renzo	20,000	2.00%	10.11	12/11/2015	0	329,362	524,455

(1)          The potential realizable value portion of the table illustrates amounts that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded annual rates of stock price appreciation over the scheduled life of the options. This table does not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting schedules. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and are not intended to forecast possible future appreciation, if any, of our stock price. The column indicating 0% appreciation is included to reflect the fact that a zero percent gain in stock price appreciation from the market price of the common stock on the date of grant will result in zero dollars for the optionee. No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurately. Dollar amounts shown are not discounted to present value.

Options issued typically vest over three years and have expiration dates ten years after issuance for employees and five years for board members and employees that have over 10% ownership.

The following table presents the value, on an aggregate basis, as of December 31, 2004, of outstanding stock options held and the stock options exercised during 2004 by our executive officers listed in the Summary Compensation Table above.

Aggregated Option Exercises in 2004
and Year-End Option Values

			Number of Securities
			Underlying		Value of Unexercised In-the-
			Unexercised Options at		Money Options at
	Shares Acquired	Value	Year-End		Year-End(2)
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Daniel Glassman	331,279	$5,955,887	607,143	105,000	$8,316,616	$658,770
Bradley Glassman	16,631	$330,351	60,000	—	$741,000	—
Alan Goldstein	—	—	3,000	—	$23,670	—
Ralph Landau	—	—	10,000	5,000	$94,300	$47,150
R. Brent Lenczycki	3,152	$52,607	82,265	—	$1,116,432	—

(1)          Value realized is calculated based on the closing price of the common stock of the underlying shares on the date of exercise, minus the exercise price and assumes the sale of all the underlying shares.

(2)          Value of unexercised in-the-money options is calculated based on the market value of the underlying shares, minus the exercise price and assumes the sale of all the underlying shares on December 31, 2004, at a price of $19.40, which was the closing price of the common stock on that date.

The following table presents the value, on an aggregate basis, as of December 31, 2005, of outstanding stock options held and the stock options exercised during 2005 by our executive officers listed in the Summary Compensation Table above.

Aggregated Option Exercises in 2005
and Year-End Option Values

			Number of Securities
			Underlying		Value of Unexercised In-the-
			Unexercised Options at		Money Options at
	Shares Acquired	Value	Year-End		Year-End(2)
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Daniel Glassman	359,589	$3,897,208	352,554	200,000	$$183,360	—
Bradley Glassman	—	—	60,000	100,000	$147,000	—
Alan Goldstein	—	—	—	30,000	—	—
Ralph Landau	—	—	15,000	30,000	—	—
R. Brent Lenczycki	—	—	82,265	80,000	$303,375	—
William Renzo	—	—	—	20,000	—	—

(1)          Value realized is calculated based on the closing price of the common stock of the underlying shares on the date of exercise, minus the exercise price and assumes the sale of all the underlying shares.

(2)          Value of unexercised in-the-money options is calculated based on the market value of the underlying shares, minus the exercise price and assumes the sale of all the underlying shares on December 31, 2005, at a price of $9.50, which was the closing price of the common stock on that date.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2004, relating to the Company’s equity compensation plans.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	1,389,792	$10.64	1,590,973
Equity compensation plans not approved by security holders	—	—	—
Total	1,389,792	$10.64	1,590,973

The following table summarizes information, as of December 31, 2005, relating to the Company’s equity compensation plans.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	1,875,089	$13.76	692,959
Equity compensation plans not approved by security holders	—	—	—
Total	1,875,089	$13.76	692,959

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

On December 6, 2005, upon the approval of our Board of Directors and the Compensation Committee of our Board of Directors, we entered into employment agreements with each of Daniel Glassman, our Chairman of the Board, President and Chief Executive Officer, R. Brent Lenczycki, our Vice President and Chief Financial Officer, Bradley Glassman, our Senior Vice President, Sales and Marketing, and Alan Goldstein, our Vice President, Corporate Development. We also entered into a Change of Control Agreement with Ralph Landau, Ph.D., our Vice President, Chief Scientific Officer, on December 6, 2005.

Under the employment agreements, which are each effective as of December 6, 2005, Mr. D. Glassman, Mr. Lenczycki, Mr. B. Glassman, and Mr. Goldstein will serve in their positions until the third anniversary of the effective date, unless sooner terminated by him or us. Each agreement renews automatically for an additional one year on the expiration date and on each anniversary of the expiration date unless we or the employee gives written notice to the other to the contrary at least 90 days prior to the end of the term or renewal term, as the case may be. Mr. D. Glassman will receive an annual base salary of $675,000 plus an annual non-accountable expense allowance of $25,000. Mr. Lenczycki will receive an annual base salary of $262,500. Mr. B. Glassman will receive an annual base salary of $260,000. Mr. Goldstein will receive an annual base salary of $235,000. From time to time during the term of their agreements, each of Mr. D. Glassman, Mr. Lenczycki, Mr. B. Glassman, and Mr. Goldstein will be entitled to receive options to purchase shares of our common stock or other similar securities on terms and conditions established by our Board of Directors and Compensation Committee. Additionally, Mr. D. Glassman, Mr. Lenczycki, Mr. B. Glassman, and Mr. Goldstein are eligible to participate in our bonus and benefit plans in which our senior executives are generally entitled to participate.

Upon termination of employment without “cause” or for “good reason” (as such terms are defined in the employment agreements), each of Mr. D. Glassman, Mr. Lenczycki, Mr. B. Glassman, and Mr. Goldstein will be entitled to: (i) a lump sum cash payment equal to the sum of (a) any accrued but unpaid salary as of the date of such termination, (b) any accrued but unpaid annual cash bonus payable under our EVA Bonus Plan  (as described below) for any annual period ended prior to the date of such termination, and (c) all expenses incurred for which documentation has been or will be provided in accordance with our policies but not yet reimbursed; (ii) a lump sum cash payment equal to the amount payable under our EVA Bonus Plan for the annual period in which such termination occurs, prorated through the date of such termination; (iii) continuation of all perquisites and other Bradley-related benefits to which he was entitled as of the date of his termination through the end of the second calendar year following the year in which his employment terminates; (iv) immediate vesting of all of his stock options or any other equity awards based on our securities; (v) continued participation in, and continuation by us of the payment of the relevant premiums applicable to, the life insurance and health, welfare and medical insurance plans through the end of the second calendar year following the year in which his employment terminates; and (vi) continued participation by him and his dependents in all other Bradley-sponsored health, welfare and benefit plans through the end of the second calendar year following the year in which his employment terminates. In addition to the foregoing payments and benefits continuation, upon termination without “cause” or for “good reason”, each of Mr. D. Glassman, Mr. Lenczycki, Mr. B. Glassman, and Mr. Goldstein will be entitled to a lump sum cash payment equal to two times the sum of his then current annual salary and the average amount paid to him under our EVA Bonus Plan with respect to the most recent three calendar years.

If a “change of control” (as defined in the agreement) of Bradley occurs during the term of his employment agreement, and if, during such term and within twelve months after the date on which the “change of control” occurs, his employment is terminated by us without “cause” or by him for any reason, then each of Mr. D. Glassman, Mr. Lenczycki, Mr. B. Glassman, and Mr. Goldstein, as applicable, will be entitled to the payments and benefits described in the preceding paragraph for a termination without “cause” or for “good reason “.

In the event that any payment under his employment agreement is subject to the excise tax for golden parachute payments, we will provide Mr. D. Glassman, Mr. Lenczycki, Mr. B. Glassman, and Mr. Goldstein, as applicable, with a gross-up payment as may be necessary to put him in the same after-tax position as if the payments had not been subject to the excise tax.

Each of Mr. D. Glassman, Mr. Lenczycki, Mr. B. Glassman, and Mr. Goldstein has agreed that he will not compete with us for a period of twelve months immediately following the term of his employment agreement; provided, however, that such restriction will not apply if his employment is terminated without “cause” or he terminates his employment for “good reason”, regardless of whether a “change of control” has occurred.

Pursuant to his Change of Control Agreement, if a “change of control” (as defined in the agreement) occurs, and if within twelve months after the date on which the “change of control” occurs, Mr. Landau’s employment is terminated by either Mr. Landau or us for any reason, except if termination is by us for “cause” (as defined in the agreement), then Mr. Landau will be entitled to the same payments and benefits described in the paragraph above regarding the termination of Mr. D. Glassman, Mr. Lenczycki, Mr. B. Glassman, or Mr. Goldstein for a termination without “cause” or for “good reason”. Mr. Landau will be entitled to a gross-up payment, if necessary, as described in the preceding paragraph. Mr. Landau has also agreed not to compete with us for a period of twelve months immediately following his termination of employment; provided, however, that such restriction will not apply if Mr. Landau’s employment is (x) terminated without “cause” or (y) Mr. Landau terminates his employment for “good reason”, for both (x) and (y) within twelve months following the date on which a “change of control” occurs.

Other Compensation Plans

In 1998, we initiated the Stern Stewart EVA® Financial Management System. EVA®, Economic Value Added, is defined as essentially net income less a charge for the capital that is employed in the business. Based upon the change in EVA® from the current year to the previous year, a portion of the change in profitability is distributed to all our employees. Included in the 2002 and 2003 bonuses distributed to executive officers listed in the Summary Compensation Table above were the bonuses accrued for the related fiscal year based upon the EVA® Financial Management System. For 2004 and 2005, the bonuses distributed to the executive officers listed in the Summary Compensation Table above were based upon qualitative work performed in 2004 and 2005.

Compensation of Directors

Non-employee directors receive an initial grant upon joining the Board of Directors of 15,000 options to purchase shares of our common stock that vest over a period of three years from the date of grant. From January 1, 2004 to December 1, 2005, these directors also received an annual retainer of $6,500 per year, an annual grant of 5,000 options to purchase shares of our common stock that vest over a period of three years from the date of grant and a fee of $1,000 for each meeting of the Board of Directors or any Board committee meeting attended by that director, plus out-of-pocket costs. In addition, our non-employee directors who served as a Chairperson of a committee of our Board received a payment of $1,000 to $2,000 per month in that capacity. Directors who are also employees receive no additional compensation for their services as directors.

In addition to the director compensation listed above, our non-employee directors began receiving additional monthly fees for their additional work in connection with the informal inquiry conducted by the staff of the SEC related to our need to restate our consolidated financial statements for the quarter ended September 30, 2004 and related matters, starting as of mid-December 2004. The Audit Committee Chairman received $25,000 per month, other Audit Committee Members received $10,000 per month, and other non-employee directors received $5,000 per month, which fees were terminated effective December 1, 2005.

Effective December 1, 2005, the Board of Directors approved fees to be paid to its non-employee directors in lieu of existing director fees. Each such director will receive an annual $20,000 cash retainer. The Chairman of the Audit Committee will receive an additional annual retainer of $7,500 and the Chairman of each of the Compensation Committee and the Nominating and Corporate Governance Committee will receive an additional annual retainer of $3,000. Non-employee directors will receive $1,000 for each Board of Directors or committee meeting thereof attended in person or by telephone. Additionally, each continuing non-employee director will receive an annual grant of 5,000 options to purchase shares of our common stock in accordance with our stock option plan.

COMPENSATION COMMITTEE REPORT FOR 2004 AND 2005(1)

The Company’s Compensation Committee is comprised of three independent, non-employee directors. The Compensation Committee is responsible for the oversight of the compensation of our executive officers and the administration of our stock option plans. Our executive officers’ compensation is comprised of salary, stock options, restricted stock and cash bonuses. Daniel Glassman, our Chairman and Chief Executive Officer, recommends the annual salary and any cash bonus for each executive officer other than himself. The Compensation Committee approves Mr. Glassman’s annual salary and stock option distributions. In the case of an increase in salary or bonus to other executive officers, Mr. Glassman and the Compensation Committee approve the increase. Mr. Glassman and the Compensation Committee apply the largely subjective and non-quantitative criteria discussed below in evaluating compensation and have not assigned any particular numerical weight to these factors. The salary of an executive officer is determined by the significance of the position to our Company, individual experience, talents and expertise, tenure with our Company, cumulative contribution to our Company’s success, individual performance as it relates to effort and achievement of progress toward particular objectives for the executive officer and to Bradley’s immediate and long-term goals, and information gathered as to comparable companies in the same industry as the Company. Due to Bradley’s phase of growth and development, in addition to its goal of increasing profitability, other elements of performance that are used in structuring executive compensation levels are increases in revenues, new product introductions, progress in research and development, raising new capital, strategic alliances, customer service values, cost-effective operation and the personal commitment to Bradley’s ideals and mission. This Committee believes the compensation of our executive officers is generally comparable to the range of compensation data obtained when we gathered data as to comparable companies. However, this belief should be considered in light of the facts that the elements of compensation of such comparable companies are not necessarily directly comparable to those of our Company. The amount awarded to a particular executive officer is based upon Bradley’s overall performance, the executive’s individual performance, the particular executive officer’s base salary level, and overall equity and fairness.

We grant stock options and restricted stock to our executive officers to link the interests and risks of our executive officers with those of our stockholders. The executive officers granted stock options and restricted stock receive value as the price of our stock increases. We base our decisions to make such grants on Bradley’s performance and the individual’s performance as discussed above, the executive’s base salary and bonus levels, the amount of prior option and restricted stock grants, length of service, and overall equity and fairness.

For 2004, Daniel Glassman, Chairman of the Board and Chief Executive Officer, received an annual salary of $623,100 and was paid total bonuses of $282,342. For 2005, Mr. Glassman received an annual salary of $707,211 and was paid total bonuses of $110,703. For both 2004 and 2005, the Board of Directors made decisions regarding Mr. Glassman’s compensation based upon a variety of factors, including Bradley’s performance during the fiscal year and based upon a subjective analysis of Mr. Glassman’s contributions to Bradley’s overall performance during each fiscal year.

(1)          The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.

Section 162(m) of the Internal Revenue Code limits the tax deduction allowable for executive compensation to $1.0 million per year for certain executive officers unless such compensation is performance-based. As the cash compensation paid to each of the Company’s executive officers during 2004 and 2005 was below $1.0 million and the Committee believes that stock options granted during each of those years would meet the requirements for performance-based compensation, the Committee believes that Section 162(m) will not prevent the Company from receiving a tax deduction for any compensation paid to its executive officers during 2004 and 2005.

Compensation Committee
June 7, 2006
Michael Fedida, Chairman
Dr. Andre Fedida
Dr. Alan Wolin

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4, and 5 and amendments thereto furnished to us for 2004 pursuant to Rule 16a-3(e) of the Securities Exchange Act of 1934, as amended, and written representations from current reporting persons that all required reports had been filed, we believe that all current reporting persons filed the required reports on a timely basis, except for (1) Daniel Glassman’s exercise of 150,000 options on January 18, 2004 was reported on January 26, 2004; (2) Daniel Glassman’s exercise of 150,000 options on October 25, 2004 was reported on October 28, 2004; (3) Dr. Ralph Daniel’s grant from us of 5,000 options on June 15, 2004 was reported on August 11, 2004; (4) Dr. Andre Fedida’s grant from us of 5,000 options on June 15, 2004 was reported on August 11, 2004; (5) Iris Glassman’s grant from us of 5,000 options on June 15, 2004 was reported on August 11, 2004; (6) Steven Kriegsman’s grant from us of 5,000 options on June 15, 2004 was reported on August 11, 2004; (7) Dr. Alan Wolin’s grant from us of 5,000 options on June 15, 2004 was reported on August 11, 2004; (8) Bradley Glassman’s purchase of 1,053 shares of our common stock on March 10, 2004 was reported on March 29, 2004; (9) Alan Goldstein’s purchase of 204 shares of our common stock on March 23, 2004 was reported on March 29, 2004; (10) Ralph Landau’s purchase of 400 shares of our common stock on March 10, 2004 was reported on March 29, 2004.

Based solely upon a review of Forms 3, 4, and 5 and amendments thereto furnished to us for 2005 pursuant to Rule 16a-3(e) of the Securities Exchange Act of 1934, as amended, and written representations from current reporting persons that all required reports had been filed, we believe that all current reporting persons filed the required reports on a timely basis, except for (1) Daniel Glassman’s grant from us of 200,000 options on November 22, 2005 was reported on November 28, 2005; (2) Bradley Glassman’s grant from us of 100,000 options on November 22, 2005 was reported on November 28, 2005; (3) Iris Glassman’s exercise of 18,000 options on September 10, 2005 was reported on September 14, 2005; (4) Alan Goldstein’s grant from us of 30,000 options on November 22, 2005 was reported on November 28, 2005; (5) Ralph Landau’s grant from us of 30,000 options on November 22, 2005 was reported on November 28, 2005; and (6) R. Brent Lenczycki’s grant from us of 80,000 options on November 22, 2005 was reported on November 28, 2005.

RELATED PARTY TRANSACTIONS

We have a number of related party transactions, all of which we believe are on terms no less favorable to us than we could have obtained from unaffiliated third parties.

During 2004, we received administrative support services (consisting principally of mailing, copying, financial services, data processing and other office services) which were charged to operations from Medimetrik, Inc. (f/k/a Banyan Communications Group, Inc.) (“Medimetrik”), an affiliate, in the amount of approximately $29,000. Daniel Glassman, our Chairman of the Board of Directors, Chief Executive Officer and President, and Iris Glassman, an officer, a member of our Board of Directors and spouse of Daniel Glassman, are majority owners of Medimetrik. Medimetrik is a privately held entity that currently has no operations but was principally engaged in the business of market research services, which ceased providing services to us in June 2004 after it was sold to an unrelated third party.

We lease approximately 33,000 square feet of office and warehouse space at 383 Route 46 West, Fairfield, New Jersey, under a lease expiring on January 31, 2008. The owner and manager of this property is a limited liability company that is owned and controlled by Daniel Glassman and his spouse, Iris Glassman. At our option, we can extend the term of the lease for an additional five years beyond expiration. The lease agreement obligates us to pay 3% increases in annual lease payments per year. Rent expense, including our proportionate share of real estate taxes, was approximately $487,000 and $614,000 in 2004 and 2005, respectively.

We historically paid to Dr. C. Ralph Daniel, III, a member of our Board of Directors, since Dr. Daniel joined our Board during June 2003, a monthly consulting fee of $2,500. This fee was paid to Dr. Daniel in consideration for product performance, patient review, general marketing and corporate development services performed on our behalf by Dr. Daniel. This monthly consulting fee was credited, on a dollar-for-dollar basis, against the annual cash retainer payable by us to Dr. Daniel in consideration for Dr. Daniel’s serving as one of our directors. We had also agreed to pay to Dr. Daniel a success fee calculated on a “Lehman Formula” basis, but not to exceed $300,000, if Dr. Daniel first introduced to us a product licensing or acquisition opportunity or merger or acquisition candidate which we had not yet internally identified (collectively, a “New Business Opportunity”) and such New Business Opportunity was consummated by us. Dr. Daniel and we agreed to terminate Dr. Daniel’s consulting and “Lehman Formula” transaction success fee arrangement effective March 31, 2006. No success fee was ever paid by us to Dr. Daniel.

We paid to Steven Kriegsman, a member of our Board of Directors, for the period commencing during June 2003, when Mr. Kriegsman joined our Board, and continuing through November 1, 2004, when Mr. Kriegsman became Chairman of our Audit Committee (the “Applicable Period”), a monthly consulting fee of $2,500. This fee was paid to Mr. Kriegsman in consideration for his assisting us in identifying New Business Opportunities. We had also agreed to pay to Mr. Kriegsman during the Applicable Period a success fee in the amount of 3% of the total transaction value of any New Business Opportunity consummated by us if such New Business Opportunity was first introduced to us by Mr. Kriegsman. Mr. Kriegsman and we agreed to terminate Mr. Kriegsman’s consulting and transaction success fee arrangement during November 2004, concurrently with Mr. Kriegsman’s appointment as Chairman of our Audit Committee. No success fee was ever paid by us to Mr. Kriegsman.

Compensation Committee Interlocks and Insider Participation

During 2004, the members of the Compensation Committee included Michael Bernstein (Chair), Dr. Fedida and Dr. Wolin. Mr. Bernstein resigned as Chairman and a member of the Compensation Committee effective as of November 1, 2004 and Michael Fedida was appointed as Chairman and a member of the Compensation Committee. With the exception of Daniel and Iris Glassman, who each served as members of our Compensation Committee until January 2004 and were subsequently replaced by independent directors, no member of our Compensation Committee nor any executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. No Compensation Committee member is an officer or employee of the Company or was formerly an officer of the Company.

During 2005, the members of the Compensation Committee were Mr. Fedida (Chair), Dr. Fedida and Dr. Wolin. No member of our Compensation Committee nor any executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. No Compensation Committee member is an officer or employee of the Company or was formerly an officer of the Company.

COMPARATIVE STOCK PERFORMANCE

Our Proxy Statement for the 2004 Annual Meeting of Stockholders contained a comparison of the performance of our common stock against the New York Stock Exchange Composite index and the S&P 500 Health Care Index, both of which are well-known and published industry indices, are more appropriate comparisons for our common stock.

The following graph compares the six-year cumulative total stockholder return for our common stock (assuming reinvestment of dividends) against the New York Stock Exchange Composite index and the S&P 500 Health Care Index.

The annual changes for the six-year period shown in the graph are based on the assumption that $100 had been invested in our common stock and each index on December 31, 1999, as required by SEC rules, and that all dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter. The total cumulative dollar returns shown on the graph represent the value that such investments would have had on December 31, 2005.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Grant Thornton LLP served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2004 and 2005. A representative of Grant Thornton LLP is expected to be present at the 2005/2006 Annual Meeting, will have an opportunity to make a statement if he desires to do so and is expected to respond to appropriate questions from the Company’s stockholders. For the fiscal years ended December 31, 2005, 2004 and 2003, professional services were performed by Grant Thornton LLP. The following table shows the fees billed or expected to be billed to the Company for the audit and other services provided by Grant Thornton LLP for 2005, 2004 and 2003:

	2005	2004	2003
Audit Fees	$2,216,000	$2,349,000	$848,000
Audit-Related Fees	54,000	77,000	24,000
Total Audit and Audit-Related Fees	2,270,000	2,426,000	872,000
Tax Fees	115,000	155,000	91,000
All Other Fees	—	394,000	—
Total Fees	$2,385,000	$2,975,000	$963,000

Audit Fees.   This category includes the audit of the Company’s consolidated financial statements, and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, SEC registration statements and comfort letters and the SEC informal inquiry that commenced during December 2004.

Audit-Related Fees.   The services for fees under this category include other accounting advice and employee benefit plan audits.

Tax Fees.   These fees relate to the preparation and review of tax returns, tax planning and tax advisory services.

All Other Fees.   These fees primarily relate to due diligence for the Bioglan acquisition.

Our Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, subject to certain dollar limitations, it will require specific pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. Unless otherwise determined by the Audit Committee or otherwise required by applicable law, the Chairperson of the Audit Committee has the right to exercise the pre-approval authority of the Audit Committee. The Audit Committee has determined that the professional services rendered by Grant Thornton are compatible with maintaining the principal accountant’s independence. The Audit Committee gave prior approval to all audit and non-audit services rendered in 2005 and 2004.

REPORT OF THE AUDIT COMMITTEE(1)

In accordance with the Company’s written charter adopted by the Board of Directors, the Audit Committee is responsible for the oversight of the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Reports on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee’s responsibilities are set forth in a written charter that was adopted by the Company’s Board of Directors, a copy of which is available on our web site at www.bradpharm.com.

The Committee reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, its judgments as to the acceptability as well as the appropriateness of the Company’s application of accounting principles and such other matters as are required to be discussed with the Committee by SAS No. 61 (communications with audit committees), as amended by SAS’s No. 89 and 90 and Public Company Accounting Board Auditing Standards No. 2. In addition, the Committee has discussed with the Company’s independent registered public accounting firm its independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and has considered the compatibility of non-audit services with the independence of the Company’s independent registered public accounting firm. The Committee has pre-approved all audit and non-audit services.

The Committee held nine meetings during 2004 and 18 meetings during 2005. The Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audits. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. Management has reviewed the audited financial statements for the fiscal years ended December 31, 2004 and December 31, 2005 with the Committee, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In connection with these reviews and discussions, the Committee asked a number of questions of management and the independent registered public accounting firm to help give the Committee comfort in connection with its review. The Committee also met with management and the independent registered public accounting firm to discuss the Company’s 2004 and 2005 interim financial statements included in the Company’s Quarterly Reports on Form 10-Q prior to their filing with the SEC. In addition, the Committee met with the Company’s internal auditor to discuss appropriate matters.

(1)          The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements of the Company for the fiscal year ended December 31, 2004 be included in the Annual Report on Form 10-K for the year ended December 31, 2004 and that the audited financial statements of the Company for the fiscal year ended December 31, 2005 be included in the Annual Report on Form 10-K for the year ended December 31, 2005, in each case for filing with the SEC. The Committee has also selected Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2006.

AUDIT COMMITTEE(2)
June 7, 2006
Steven Kriegsman, Chairman(3)
Andre Fedida, M.D.
Alan Wolin, Ph.D.
William J. Murphy(4)

(2)          The Board of Directors has determined that each member of the Committee is an independent director under applicable standards.

(3)          Mr. Kriegsman is qualified as an audit committee financial expert within the meaning of SEC regulations.

(4)          Mr. Murphy joined the Committee in February 2006.  Mr. Murphy is qualified as an audit committee financial expert within the meaning of SEC regulations.

ANNUAL REPORT AND COMPANY INFORMATION

This Proxy Statement is accompanied by the Company’s 2005 Annual Report on Form 10-K, which we have previously filed with the SEC and includes audited financial statements. You can obtain any of the documents that we file with the SEC by contacting us or the SEC (see below for information on contacting the SEC). To obtain documents from us, at no charge, please direct requests in writing to:

Bradley Pharmaceuticals, Inc.
383 Route 46 West
Fairfield, New Jersey 07004
Attention: Corporate Secretary

We file reports, proxy statements and other information with the SEC, much of which can be accessed through the SEC’s web site (http://www.sec.gov). In addition, our web site at www.bradpharm.com provides ongoing information about the Company and its performance. Please note that information contained on our web site does not constitute part of this Proxy Statement.

MISCELLANEOUS

As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any other matter to be brought before the 2005/2006 Annual Meeting. However, if any other matters not mentioned in the Proxy Statement are properly brought before the 2005/2006 Annual Meeting or any adjournments thereof, the person named in the enclosed Proxy or his substitute will have discretionary authority to vote proxies given in said form, or otherwise act, in respect of such matters in accordance with his best judgment.

All of the costs and expenses in connection with the solicitation of proxies with respect to the matters described herein will be borne by the Company. In addition to solicitation of proxies by use of the mails, directors, officers and employees of the Company (who will receive no compensation therefore in addition to their regular remuneration) may solicit the return of proxies by telephone, telecopy, telegram or personal interview. The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request instructions for voting the proxies. The Company may reimburse such banks, brokerage houses and other custodians, nominees and fiduciaries for their expenses in connection therewith.

A list of stockholders of record entitled to be present and vote at the 2005/2006 Annual Meeting will be available at the offices of the Company in Fairfield, New Jersey for inspection by stockholders during regular business hours from June 9, 2006 to the date of the 2005/2006 Annual Meeting. The list will also be available during the 2005/2006 Annual Meeting for inspection by stockholders who are present.

It is important that proxies be returned promptly. Stockholders are, therefore, urged to fill in, date, sign and return the enclosed Proxy immediately or to vote their shares by internet. No postage need be affixed if mailed in the enclosed envelope in the United States.

By Order of the Board of Directors,

DANIEL GLASSMAN
Chairman, President and CEO

June 8, 2006

COMBINED 2005 AND 2006 ANNUAL MEETING OF STOCKHOLDERS OF

COMMON STOCK

July 18, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
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☐	FOR ALL NOMINEES	O	WILLIAM J. MURPHY

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		O	STEVEN KRIEGSMAN
		O	ALAN WOLIN, PH.D.
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ANY PROXY HERETOFORE GIVEN BY THE UNDERSIGNED WITH RESPECT TO SUCH STOCK IS HEREBY REVOKED, RECEIPT OF THE NOTICE OF ANNUAL MEETING, ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005, AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED.

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Signature of Stockholder			Date:	Signature of Stockholder	Date:

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COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY FOR THE COMBINED 2005 AND 2006 ANNUAL MEETING OF STOCKHOLDERS
JULY 18, 2006

THE UNDERSIGNED HEREBYAPPOINT(S) ALAN WOLIN, PH.D., PROXY FOR THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, TO VOTE ALL SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE, OF BRADLEY PHARMACEUTICALS, INC. WHICH THE UNDERSIGNED IS ENTITLED TO VOTE AT THE COMBINED 2005 AND 2006 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT THE SHERATON PARSIPPANY HOTEL, 199 SMITH ROAD, PARSIPPANY, NEW JERSEY 07054, ON TUESDAY, JULY 18, 2006, AT 9:00 A.M., LOCAL TIME, AND AT ANY ADJOURNMENTS THEREOF, UPON THE MATTERS SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, AS FOLLOWS:

(Continued and to be signed on the reverse side)

COMBINED 2005 AND 2006 ANNUAL MEETING OF STOCKHOLDERS OF

COMMON STOCK

July 18, 2006

PROXY VOTING INSTRUCTIONS

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envelope provided as soon as possible.	COMPANY NUMBER
- OR -
INTERNET - Access “www.voteproxy.com” and
follow the on-screen instructions. Have your proxy	ACCOUNT NUMBER
card available when you access the web page.

You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

¯ Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS:				2.	TO CONSIDER AND ACT UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
HOLDERS OF COMMON STOCK NOMINEES:
☐	FOR ALL NOMINEES	O	WILLIAM J. MURPHY

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS INDICATED. IF NO SPECIFICATION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES TO THE BOARD OF DIRECTORS IN PROPOSAL 1 AND WITH THE DISCRETION OF THE PROXY OR PROXIES ON ANY OTHER BUSINESS.

		O	STEVEN KRIEGSMAN
		O	ALAN WOLIN, PH.D.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

ANY PROXY HERETOFORE GIVEN BY THE UNDERSIGNED WITH RESPECT TO SUCH STOCK IS HEREBY REVOKED, RECEIPT OF THE NOTICE OF ANNUAL MEETING, ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005, AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder			Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

COMBINED 2005 AND 2006 ANNUAL MEETING OF STOCKHOLDERS OF

CLASS B COMMON STOCK

July 18, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

                                                ¯ Please detach along perforated line and mail in the envelope provided. ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS:				2.	TO CONSIDER AND ACTUPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANYADJOURNMENT THEREOF.
HOLDERS OF CLASS B COMMON STOCK NOMINEES:
☐	FOR ALL NOMINEES	O	C. RALPH DANIEL, III, M.D.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS INDICATED. IF NO SPECIFICATION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES TO THE BOARD OF DIRECTORS IN PROPOSAL 1 AND WITH THE DISCRETION OF THE PROXY OR PROXIES ON ANY OTHER BUSINESS.

		O	DANIEL GLASSMAN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O O	IRIS GLASSMAN ANDRE FEDIDA, M.D.
☐	FOR ALL EXCEPT (See instructions below)	O	MICHAEL FEDIDA, R.Ph.
		O	LEONARD S. JACOB, M.D., Ph.D

ANY PROXY HERETOFORE GIVEN BY THE UNDERSIGNED WITH RESPECT TO SUCH STOCK IS HEREBY REVOKED, RECEIPT OF THE NOTICE OF ANNUAL MEETING, ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005, AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder			Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CLASS B COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY FOR THE COMBINED 2005 AND 2006 ANNUAL MEETING OF STOCKHOLDERS
JULY 18, 2006

THE UNDERSIGNED HEREBY APPOINT(S) DANIEL GLASSMAN PROXY FOR THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, TO VOTE ALL SHARES OF CLASS B COMMON STOCK, $.01 PAR VALUE PER SHARE, OF BRADLEY PHARMACEUTICALS, INC. WHICH THE UNDERSIGNED IS ENTITLED TO VOTE AT THE COMBINED 2005 AND 2006 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT THE SHERATON PARSIPPANY HOTEL, 199 SMITH ROAD, PARSIPPANY, NEW JERSEY 07054, ON TUESDAY, JULY 18, 2006, AT 9:00 A.M., LOCAL TIME, AND AT ANY ADJOURNMENTS THEREOF, UPON THE MATTERS SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, AS FOLLOWS:

(Continued and to be signed on the reverse side)